EXHIBIT 23.2

August 1, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the EnerJex Resources, Inc. 2000/2001 Stock Option Plan and the EnerJex Resources, Inc. Stock Option Plan, of our report dated June 23, 2008, with respect to our audit of the financial statements of EnerJex Resources, Inc. included in its Annual Report of Form 10-K as of March 31, 2008 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Weaver & Martin LLC
Weaver & Martin, LLC

Kansas City, Missouri